UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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Top Questions

1.	What was announced today?

Office Depot and Staples have reached an agreement to combine in a transaction that will create a $39 billion distributor of products and services for businesses of all sizes better positioned to serve customers and compete in a rapidly changing and increasingly diverse marketplace.

2.	How is the deal being structured?

Under the terms of the agreement, each Office Depot share will be exchanged for $7.25 in cash plus 0.2188 shares of Staples. Office Depot shareholders will own approximately 16 percent of Staples’ common stock following the close of the transaction.

Based on Staples’ closing share price on February 2, 2015, the transaction values Office Depot at $11.00 per share which represents a premium of 44% over the closing price of Office Depot shares as of February 2, 2015, and a premium of 65% over the 90-day average closing price of Office Depot shares as of February 2, 2015. The transaction values Office Depot at an equity value of $6.3 billion.

3.	What is the strategic rationale for this transaction?

The combination of Staples and Office Depot will deliver tremendous shareholder value both now, and in the future through the significant synergies and greater operating efficiencies it will provide. This will also allow the combined company to better adapt to – and capitalize on – the changing industry dynamics.

This transaction creates a $39 billion distributor of products and services for businesses of all sizes with the global scale, enhanced distribution capabilities and geographic reach, and operational expertise to address evolving customer needs, invest in innovative new solutions and generate growth in this dynamic market.

The combined company will be better positioned to leverage a shared multichannel sales platform and distribution network to deliver a seamless, omni-channel experience. Moreover, with increased financial and human resources as well as expanded customer insights, it will be better positioned to quickly identify and capitalize on emerging trends, invest in innovative solutions and rapidly bring new products and services to market.

4.	Why do this transaction now?

Staples approached us with an offer that provided a significant return for our shareholders, one that was greater than what we could reasonably expect to independently achieve over the next several years or through other strategic alternatives. This transaction delivers the highest value for our shareholders, while enabling them to participate in the significant growth prospects of the combined company.

Additionally, the industry dynamics that led to the merger between Office Depot and OfficeMax have intensified over the last 18 months. Even with our recent success, the opportunity to compete as a combined company is highly compelling.

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The combined entity will have greater operating efficiencies and enhanced scale, allowing it to better adapt to – and capitalize on the changing industry dynamics. This transaction will create an organization well-positioned to invest in new ideas, pursue new growth channels and compete against a wide array of evolving competitors, helping generate new opportunities for associates.

5.	How and when did the discussions begin? Have the companies conducted similar talks in the past?

Staples began discussions to acquire Office Depot in September 2014. Details on the merger, including background on how the agreement was reached, will be included in a filing with the Securities and Exchange Commission (SEC).

6.	What specific opportunities do you see for the combined business?

The combination of Staples and Office Depot will deliver tremendous synergies and operating efficiencies that will improve its competitive position and deliver significant shareholder value. This will also allow the combined company to better adapt to – and capitalize on – the changing industry dynamics.

The combined entity will have greater operating efficiencies and enhanced scale. The combined company will be better positioned to leverage a shared multichannel sales platform and distribution network to deliver a seamless, omni-channel experience.

With increased financial and human resources as well as expanded customer insights, the combined company will be better positioned to quickly identify and capitalize on emerging trends, invest in innovative solutions and rapidly bring new products and services to market.

7.	Did you speak to other parties about a potential merger or acquisition?

No, Office Depot entered into the merger discussions with Staples on an exclusive basis. Specific details on the merger, including background on how the agreement was reached, will be included in a filing with the SEC.

8.	What process the Board undertake?

Although we did not initiate contact with other parties, Office Depot pursued a process that was designed to achieve the highest value for the Office Depot shareholders reasonably available.

9.	Was this the intention all along when we merged with OfficeMax? When our CEO was hired?

Absolutely not. This is a transaction the Board and management team considered carefully when it was presented late last year. The industry dynamics that led to the merger between Office Depot and OfficeMax have intensified over the last 18 months. Even with our recent success and confidence in our strategy, the opportunity to compete as a combined company is highly compelling.

This transaction delivers the highest value for our shareholders and creates a strong combined company ideally positioned to serve customers, and achieve success over the long-term.

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10.	How much did Starboard influence your decision to enter into a merger agreement with Staples?

Starboard played no role in our discussions or negotiations. Discussions began before Starboard disclosed becoming a Staples shareholder. Staples began discussions to acquire Office Depot in September 2014. This transaction was initiated by Staples and negotiated solely between Office Depot and Staples.

11.	Were you forced to do this transaction?

Absolutely not. Our Board, consistent with its fiduciary duties, constantly evaluates ways to maximize value for our shareholders. Staples approached us with an offer that provided a significant return for our shareholders, one that was greater than what we could reasonably expect to achieve independently over the next several years or through other strategic alternatives. This transaction delivers the highest value for our shareholders, while enabling them to participate in the significant growth prospects of the combined company.

12.	What will it cost and how long will it take to merge the two companies?

It is too early to comment on that as we do not plan to begin integration planning with Staples prior to close of the transaction. Please refer to Staples’ publicly available statements for their projection of the integration schedule.

13.	What is the long-term vision for the new company?

Any questions on the long-term vision of the company will need to be directed to Staples.

14.	How do the cultures of the two companies compare? What are the differences?

Both Staples and Office Depot have similar values and we are optimistic that the cultures will work well in bringing together both companies.

15.	Can you compare and contrast this transaction with the one in 1997? 2013?

What has changed most significantly is the marketplace we compete in on a daily basis.

For more than a decade, new technologies, changing customer needs and the rise of online and global competitors have resulted in a diverse, shifting and challenging marketplace that has continuously impacted the sales of both companies.

Compared to 18 years ago, the competitive landscape is markedly different with the entrance of new traditional retailers, warehouse clubs and a large number of online competitors who have taken market-share from the entire industry. Likewise, the industry dynamics that led to the merger between Office Depot and OfficeMax have intensified over the last 18 months.

As a result of these ever changing industry dynamics, both Staples and Office Depot believe that this transaction better positions both organizations to compete in a global, diverse and constantly changing market.

16.	What will be the future for Office Depot associates? Will they lose their jobs?

After this deal closes it is almost certain that there will be job losses for many associates. However, it is important to note that Staples recognizes the tremendous talent within our organization, the unique skillsets that have unlocked the value of the combination of Office Depot and OfficeMax and appreciates that there is significant talent that can play an important role in the combined entity.

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For those interested, we are hopeful there will be new positions available for you at Staples, though we recognize this will not be the case for everyone. Staples will begin integration planning once the transaction closes and we expect you will learn about transition timing and possible futures roles not long thereafter.

For now, our focus and mission remains the same. We will focus on our standalone future and will continue to have Critical Priorities with plans in place to achieve them and related incentive compensation to reward meeting those objectives. Because of the uncertainties of any deal this size and lengthy regulatory review process, we will remain competitors and focused on our customers as we continue to operate our business independently. We do not plan to begin integration planning with Staples until the close of the transaction.

Financial

17.	Are you concerned about a possible interloper breaking up the transaction?

We’re focused on completing the transaction that was announced today. We will not comment on hypotheticals.

18.	Is there a break-up fee?

Under the terms of the agreement, if the merger is terminated for reasons related to antitrust law, then Staples will pay Office Depot $250 million. If Office Depot terminates the merger to accept a superior proposal, then Office Depot will pay Staples $185 million.

19.	How did you reach the value of this break-up fee?

As with any transaction this size, a regulatory break-up fee is negotiated to protect the target company against the uncertainty of the regulatory review process.

20.	How will the deal be financed?

Staples has secured financing. The transaction is not subject to a financing condition. Further details can be found in the press release issued on February 4, 2015.

21.	What would be the financial profile of the combined company?

This is a question for Staples’ management team.

22.	What financial metrics did you use to evaluate the merger?

Staples approached us with an offer that provided a significant return for our shareholders, one that was greater than what we could reasonably expect to achieve over the next several years or through other strategic alternatives.

23.	How much lead time will be needed prior to executing integration plans and therefore realizing the synergy benefits of this combination?

This is a question for Staples’ management team.

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24.	How much of the Office Depot-OfficeMax synergy benefit “carryover” is assumed in the deal synergy opportunity?

This is a question for Staples’ management team. We fully expect to continue to deliver the planned Office Depot and OfficeMax merger synergies. We will focus on our standalone future and will continue to have Critical Priorities with plans in place to achieve them.

25.	Why are you not disclosing Q4 results at this time?

The purpose of today is to discuss this exciting merger announcement with Staples. We are in the process of compiling and finalizing our Q4 financial results. We plan to release earnings results on February 24.

26.	Are you affirming guidance?

The purpose of today is to discuss this exciting merger announcement with Staples. We are in the process of compiling and finalizing our Q4 financial results. We plan to release earnings results on February 24.

27.	Are you doing this deal because you didn’t think you would be able to achieve the synergies and efficiencies that were promised as part of the OfficeMax transaction?

Absolutely not. The purpose of today is to discuss this exciting merger announcement with Staples. We are in the process of compiling and finalizing our Q4 financial results. We plan to release earnings results on February 24.

28.	What are the tax implications for Office Depot shareholders in this deal?

The merger consideration, which consists of cash and stock, is fully taxable.

29.	What are the financial benefits to Office Depot shareholders?

The transaction will deliver immediate value to Office Depot shareholders in the form of cash, while enabling them to participate in the significant growth prospects of the combined company if they choose to hold the stock.

Based on Staples’ closing share price on February 2, 2015, the transaction values Office Depot at $11.00 per share which represents a premium of 44% over the closing price of Office Depot shares as of February 2, 2015, and a premium of 65% over the 90-day average closing price of Office Depot shares as of February 2, 2015. The transaction values Office Depot at an equity value of $6.3 billion.

30.	Have you spoken to your largest shareholders? What has been their reaction?

We expect to speak with most of our large shareholders over the next several weeks. While we do not comment on confidential conversations with shareholders, our Board is confident in the value of this transaction and the long-term potential of the combined entity.

31.	Have you spoken to Starboard specifically about the transaction? What was their reaction?

Before we announced this transaction, we had no contact with any of our shareholders about the potential deal, including Starboard. We expect to speak with most of our large shareholders over the next several weeks. While we do not comment on confidential conversations with shareholders, our Board is confident in the value of this transaction and the long-term potential of the combined entity.

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32.	Do the shareholders of both companies overlap? If so, which ones?

It is reasonable to conclude that Staples and Office Depot have a number of shareholders in common, but we do not comment on specific holders of our stock.

33.	Will capital be returned to shareholders? How much?

Office Depot has no current plans to institute a dividend, buyback program or any other method to return capital to shareholders at this time.

Process

34.	When will the deal close?

We anticipate that the transaction will close by the end of the calendar year.

35.	What are the closing conditions / regulatory approvals required for this deal?

The transaction is subject to customary closing conditions, including antitrust regulatory approval, and Office Depot shareholder approval, and is expected to close by the end of calendar year 2015.

36.	Does this deal require shareholder approval?

Yes, this transaction does require approval from Office Depot shareholders. Staples shareholders do not need to vote on the transaction.

37.	When will the shareholder vote take place?

The shareholder vote will take place at our combined Annual and Special Shareholder Meeting. The date will be announced in our proxy statement that will be filed with the SEC.

38.	Who advised Office Depot on the transaction?

Simpson Thacher & Bartlett LLP provided legal counsel and Peter J. Solomon Company provided financial counsel on this transaction.

39.	How many seats will each company have on the combined company’s board?

Following the closing of the transaction, Staples’ newly constituted Board of Directors will increase in size from 11 members to 13 members and include two Office Depot directors approved by Staples.

40.	Is there any significant litigation pending for either side?

Any significant pending litigation is publicly reported and can be found in our 10-Q or 10-K filings with the SEC.

Integration

41.	Are the current integration plans for Office Depot and OfficeMax on hold?

Absolutely not. The integration of Office Depot and OfficeMax is ongoing as we operate as a standalone company until the transaction with Staples closes.

42.	What is the current status of Office Depot and OfficeMax’s integration process?

The integration of Office Depot and OfficeMax is going very well, exceeding expectations as evidenced by the fact that we raised our guidance every quarter of 2014. The process is ongoing as we operate as a standalone company until the transaction with Staples closes.

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43.	How will the two businesses be integrated?

We do not plan to begin integration planning with Staples prior to close of the transaction.

44.	Why would you not start integration planning now? Does this mean you are not confident the deal will close?

Absolutely not. The decision was made to have each company focus on operating its standalone businesses until the transaction receives all necessary approvals. We do not plan to begin integration planning with Staples until the transaction closes, which is anticipated to be by the end of the calendar year.

45.	Who will lead the combined company?

Ronald Sargent, Staples’ current CEO, will assume leadership of the combined organization. Staples fully recognizes the value of our associates and is interested in taking advantage of Office Depot’s talent in the combined entity.

46.	What will happen to Office Depot’s executives?

Ronald Sargent, Staples’ current CEO, will assume leadership of the combined organization. Staples fully recognizes the tremendous talent within our organization, the unique skillsets that have unlocked the value of the combination of Office Depot and OfficeMax and appreciates that there is significant talent that can play an important role in the combined entity.

47.	What about Office Depot CEO, Roland Smith?

Office Depot’s CEO’s potential role in the combined company has not yet been determined. He remains focused on his primary role in leading Office Depot as it continues to achieve outstanding results. He is committed to ensuring that the transition and integration goes as smoothly as possible.

48.	Are you worried about losing valuable associates in the meantime?

Yes, any transaction introduces a certain amount of uncertainty into a business and we fully recognize that potential impact on our associates.

However, we will work hard to retain our talent. This includes maintaining our Critical Priorities and related incentive compensation in 2015.

Looking ahead, Staples has also indicated that it intends to evaluate opportunities to maintain a presence in Boca Raton following the close of the merger.

Staples recognizes the tremendous talent within our organization, the unique skillsets that have unlocked the value of the combination of Office Depot and OfficeMax and appreciates that associates can play and important role in the combined entity.

For those associates who do not have the opportunity to move forward with Staples, there will be severance to help with your transition.

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49.	What will be done to be sure top performers are retained through this process?

We are working to finalize a financial and incentive plan to ensure that we are able to retain our talented associates. This plan will include both short-term and long-term incentive compensation programs that tie to our Critical Priorities.

50.	What will happen to the brand identities of the three organizations?

The combined company will be known as Staples. Over time Staples expects to consolidate the Office Depot and OfficeMax brand names, and get to one global Staples brand.

51.	Under what brand(s) will the new company go to market?

The combined company will be known as Staples. Over time Staples expects to consolidate the Office Depot and OfficeMax brand names, and get to one global Staples brand.

52.	Where will the headquarters be located? Where will critical operational functions reside?

The combined entity will maintain the Staples name and will be headquartered in Framingham, Massachusetts. Staples has indicated that it intends to evaluate opportunities to maintain a presence in Boca Raton following the close of the merger. Decisions on other operational functions will not be made until after the deal closes.

53.	Who will lead the overall integration effort?

We do not plan to begin integration planning with Staples until the close of the transaction. Therefore, it is too early to discuss those details. Until the transaction closes, we will remain competitors and focused on our customers as we continue to operate our business independently.

54.	Does Staples have the necessary integration experience to successfully combine the operations of these two companies?

Staples is confident in its ability to integrate these two businesses. Staples has recently successfully executed on the integration of Corporate Express. Staples expects to leverage its existing knowledge and take advantage of the tremendous talent within our organization, including the unique skillsets that have unlocked the value of the combination of Office Depot and OfficeMax. Staples knows that associates can play an important role in the combined entity.

55.	Do you have plans to close any headquarters, stores, warehouses, sales offices?

You can expect Office Depot to continue the closures reported as part of its existing business strategy. In terms of Staples-related closures, we do not plan to begin integration planning with Staples until the close of the transaction. Therefore, there are currently no plans in place related to closures of any facilities connected to this transaction. Those decisions will be made by Staples following close of the merger.

56.	How will this merger impact the contract business and its customers?

Until this transaction closes, our businesses will remain competitors, including our business services segments.

Regulatory Review Process

57.	Tell us about the antitrust review process. What are the key issues to be reviewed?

Our proposed transaction will be reviewed by the FTC under the Hart-Scott Rodino Act, and is subject to the completion of that review. We cannot speak for the FTC regarding the nature of their review or how long it will last, but we will certainly cooperate fully with the FTC in this review.

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58.	What sort of divestitures are you willing to make as part of this transaction?

The merger agreement contains a provision whereby Staples is not required to close the transaction if antitrust authorities require divestiture of assets that deliver more than $1.25 billion of Office Depot’s 2014 revenues in the United States or if a requirement of the antitrust authorities has a material adverse effect on Office Depot’s operations outside of the United States.

59.	How long do you expect the review process to take?

We cannot speak for the FTC regarding the nature of their review or how long it will last, but we are optimistic and will certainly cooperate fully with the FTC in this review. The transaction is expected to close by the end of the calendar year.

60.	Have you been given any indications this transaction will be approved?

We cannot speak for the FTC regarding the nature of their review or how long it will last, but we are optimistic and will certainly cooperate fully with the FTC in this review.

61.	Are there any issues or divestitures Office Depot or Staples have identified as too great for the deal to proceed?

The merger agreement contains a provision whereby Staples is not required to close the transaction if antitrust authorities require divestiture of assets that deliver more than $1.25 billion of Office Depot’s 2014 revenues in the United States or if a requirement of the antitrust authorities has a material adverse effect on Office Depot’s operations outside of the United States.

62.	Have any customers or vendors expressed their discomfort with this transaction? Are you concerned they will oppose it?

We are confident all stakeholders of our company will recognize the value created in this transaction that enables the larger entity to be a stronger partner, better positioned to compete in a global, diverse and changing marketplace.

Associates

63.	After achieving such outstanding results in 2014, why do this now?

Staples approached us with an offer that provided a significant return for our shareholders, one that was greater than what we could reasonably expect to independently achieve over the next several years or through other strategic alternatives. This transaction delivers the highest value for our shareholders, while enabling them to participate in the significant growth prospects of the combined company.

The decision to enter into this agreement was reached after serious consideration and has the full support of the Board. This deal delivers great value for our shareholders and creates a strong combined company ideally positioned to serve customers, and achieve success over the long-term. The industry dynamics that led to the merger of Office Depot and OfficeMax have only intensified over the last 18 months. Even with our recent success, the opportunity to compete as a combined company is highly compelling.

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64.	Are we still executing on our 2015 Critical Priorities prior to close of the transaction?

Yes! Office Depot will continue to have Critical Priorities with plans in place to achieve them and related incentive compensation to reward meeting those objectives.

65.	Will Staples adopt our strategic direction or continue with its own?

This is a decision for Staples and its Board to make after the deal closes.

66.	How will we achieve our financial results if we are constrained by the merger agreement?

The merger agreement does not constrain our ability to operate our standalone business. We must all do our best not to let this transaction impact our competitive drive and focus on achieving our goals. We remain focused on our standalone future and will continue to have Critical Priorities with plans in place to achieve them and related incentive compensation to reward meeting those objectives. Customer service will continue to be central to our ongoing business and the success of this transaction. Office Depot has and will continue to make great strides in improving its ability to deliver for customers and offer a differentiated, high-quality experience. The better we perform during the review process, the better value this deal will create for our shareholders and for the future company.

Until the transaction closes, we will remain competitors and focused on our customers as we continue to operate our business independently.

67.	If this deal does not get approved, how will we be sure the company remains strong on its independent plan?

We remain focused on our standalone future and will continue to execute against our Critical Priorities with plans in place to achieve them and related incentive compensation to reward meeting those objectives. Until the transaction closes, we will remain competitors and focused on our customers as we continue to operate our business independently. We do not plan to begin integration planning with Staples until the close of the transaction. We remain focused on our standalone business and are excited about what this transaction means for our combined companies.

68.	What impact will today’s announcement have on the International/European business?

This transaction is not expected to close until the end of the year, so at this point, it is business as usual. There will be no integration planning until after the deal closes, so we will need to continue on the path we’ve started for our European Restructuring and keep up our impressive momentum as we operate our business independently and as a competitor with Staples until the merger closes.

We will maintain our efforts to improve the core business, create the lowest possible operating cost business and deliver the best possible experience for our customers. We will continue our work on our critical priorities, including revenue growth, e-commerce re-platforming and the cost of goods sold (COGS) initiative.

69.	Why couldn’t we (associates) learn about this news sooner?

As a public company, we are required by law to abide by certain public disclosure rules. We could not make any announcements until the material terms were finalized and the Board of Directors approved the merger agreement. You should know that this agreement was not finalized by both Boards until late in the evening of February 3, 2015.

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70.	How will Office Depot associates benefit from this transaction?

The expanded organization will be well-positioned to invest in new ideas, pursue new growth channels and compete against a wide array of competitors, helping generate new opportunities for associates.

Staples recognizes the tremendous talent within our organization, the unique skillsets that have unlocked the value of the combination of Office Depot and OfficeMax and appreciates that associates can play an important role in the combined entity.

71.	What will happen with our 2014 bonus plan?

Our 2014 bonus plan is not impacted by this transaction. We have exceeded our targets for 2014 and expect to pay bonuses in early March. We will be making further announcements about the 2015 bonus plan in the coming weeks.

72.	What is the status of the 2015 bonus plan?

Office Depot will continue to have Critical Priorities with plans in place to achieve them and related incentive compensation to reward meeting those objectives. We will be making further announcements about this as customary in the coming weeks.

73.	Will there be any change or disruption to day-to-day activities at Office Depot?

It is business as usual for now. Until the transaction closes, we will remain competitors and focused on our customers as we continue to operate our business independently. We do not plan to begin integration planning with Staples until the close of the transaction, which we expect to be at the end of the calendar year.

74.	What will the transition process be like for me? How will you prepare me for the transition?

We do not plan to begin integration planning with Staples until the close of the transaction. Once the transaction closes, which is expected to be at the end of the calendar year, Staples will begin integration planning and you will learn more about transition timing and possible future roles.

75.	What if the merger doesn’t get approved?

We are optimistic about the approval process but the possibility of the deal not getting approved is why we must remain focused on our standalone business and execute against our Critical Priorities. We are proud of our outstanding achievements and need to continue this momentum as we operate our business independently until the merger closes.

76.	Could my job be eliminated? When would I know?

Yes, this is certainly a possibility. For those interested, we are hopeful there will be new positions available for you at Staples, though we recognize this will not be the case for everyone. Staples recognizes the tremendous talent within our organization, the unique skillsets that have unlocked the value of the combination of Office Depot and OfficeMax and appreciates that associates can play an important role in the combined entity. Staples will begin integration planning once the transaction closes and we expect you will learn about transition timing and possible futures roles not long thereafter.

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With that being said, it is too early to discuss those details as we do not plan to begin integration planning with Staples until the close of the transaction, which we expect to be at the end of the calendar year. Until that time it is business as usual as we remain focused, competitive and dedicated to delivering the best possible results for Office Depot and our customers.

77.	In the case of redundant positions, how will decisions be made about which associates stay and which leave?

We have not discussed the specifics with Staples but they recognize the tremendous talent within our organization, the unique skillsets that have unlocked the value of the Office Depot and OfficeMax merger and appreciate that associates can play an important role in the combined entity.

78.	If my role is eliminated, will there be a severance program? What will the severance policy be?

Yes. We will relay those details throughout the company in the near future.

79.	How will we keep people from leaving the company between now and the time the transaction closes and integration work begins? How will we attract qualified job candidates to the company during this waiting period?

We think our associates are critically important to our future and the future of the combined company. We are going to have specific plans in place to incent and reward our associates. Office Depot will continue to have Critical Priorities with plans in place to achieve them and related incentive compensation to reward meeting those objectives.

Additionally, we recognize it is going to be difficult to attract people to our organization in Boca Raton when this may require that some candidates uproot their families during an uncertain time.

80.	How will the Office Depot sales organization be impacted?

We do not think the sales organization will be impacted. Office Depot will continue to have Critical Priorities with plans in place to achieve them and related incentive compensation to reward meeting those objectives. Customer service will continue to be central to our ongoing business and the success of this transaction. Office Depot has and will continue to make great strides in improving its ability to deliver for customers and offer a differentiated, high-quality experience. These principles will be central to the combined entity. Until the transaction closes, we will remain competitors and focused on our customers as we continue to operate our business independently. We do not plan to begin integration planning with Staples until the close of the transaction, which we expect to be at the end of the calendar year.

81.	Will any Office Depot facilities be closed or associates relocated as a result of this transaction?

It is too early to discuss those details as we do not plan to begin integration planning with Staples until the close of the transaction. Therefore, there are currently no plans in place to announce facility closures connected to this transaction. Those decisions will be made by Staples following close of the merger. Similar to the Office Depot / OfficeMax merger, you should expect that there will be some closings to generate the promised synergies and efficiencies.

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82.	Given our recent success in integration, should we expect a similar structure, pace and even teams used for this transaction?

It is too early to discuss those details as we do not plan to begin integration planning with Staples until the close of the transaction. Until that time it is business as usual as we remain focused, competitive and dedicated to delivering the best possible results for Office Depot and our customers. The combination of Office Depot and OfficeMax has been very successful and we would expect that the principles and approach used will play a role in the integration of these two companies.

83.	Will there be any change in my reporting relationship? Job duties?

We will continue to operate independently until this transaction closes and any changes in roles or reporting relationships will be to advance Office Depot’s current business.

84.	How will our customers and vendors be notified?

We have a robust communications plan in place to contact all of our key stakeholders and ensure they understand this deal, its potential in the future and our continued near-term competitive focus.

85.	What should I tell my customers / vendors?

For now, it is business as usual. Until the transaction closes, we will remain competitors and focused on our customers / vendors as we continue to operate our business independently. We remain focused on our standalone business and are excited about what this transaction means for our combined company. If you receive any questions or concerns from your customers / vendors and are not sure how to address them, please contact [NAME].

86.	As a merchant, what should I tell my vendors about the FTC?

As part of the regulatory process, you may receive a call from the Federal Trade Commission about our proposed merger. The call is purely routine – the FTC often contacts industry participants, including significant vendors, when a transaction like this is announced.

If you do receive a call, we would appreciate you making yourself available to respond to the FTC’s questions, and we thank you in advance for your time. Of course, we are interested in whether the FTC actually contacts you and, if so, what questions the FTC asks. We would appreciate any feedback you could provide to us.

87.	What should I tell my customers about the FTC?

As part of the regulatory process, you may receive a call from the Federal Trade Commission about our proposed merger. The call is purely routine – the FTC often contacts industry participants, including significant customers, when a transaction like this is announced.

If you do receive a call, we would appreciate you making yourself available to respond to the FTC’s questions, and we thank you in advance for your time. Of course, we are interested in whether the FTC actually contacts you and, if so, what questions the FTC asks. We would appreciate any feedback you could provide to us.

88.	Will anything change about how we do business with our customers / vendors?

Absolutely not. Until the transaction closes, we will remain competitors and focused on our customers as we continue to operate our business independently.

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89.	How does this transaction benefit customers, vendors and other distributors?

This transaction creates $39 billion distributor of products and services for businesses of all sizes with the global scale, enhanced distribution capabilities and geographic reach, and operational expertise to address evolving customer needs, invest in innovative new solutions and generate growth in this dynamic market.

90.	If customers or vendors want more information about the merger, where should I direct them?

Information about the transaction can be found in the press release and related public filings, which will be available at the Investor Relations section of the Office Depot website. As information becomes available through this process, we will be sure to communicate consistently with all of our key stakeholders.

91.	As an Office Depot associate, should I coordinate with my counterpart at the other company regarding business?

Absolutely not. Until this transaction closes, we will remain competitors and focused on our customers as we continue to operate our business independently. We do not plan to begin integration planning with Staples until close of this transaction so there should be no coordination with Staples in any way.

92.	As a store associate at Office Depot, what do I do if my counterpart store associate or field personnel come into my store?

At this time, please refrain from communicating with anyone at Staples about the transaction. Notify your manager immediately if this occurs. Until this transaction closes, we will remain competitors and focused on our customers as we continue to operate our business independently.

93.	Am I allowed to talk about this change with my friends and family?

Yes, the announcement is public information. However, you must keep confidential any material, non-public information that might influence a person to buy or sell company stock. If you have ANY questions about whether information you have is material, non-public information, please talk to your supervisor/manager who can help direct the question to the appropriate place.

94.	What if someone from the media calls me to ask questions?

You should not provide media interviews. If a member of the media contacts you, indicate that you are not a spokesperson for either company and refer that person to Karen Denning in Corporate Communications.

95.	What if a stockholder, analyst or financial institution calls me to ask questions about the merger?

You should not provide information. If a member of the financial community, a stockholder, or anyone from a bank contacts you, indicate that you are not a spokesperson for either company and refer that person to Mike Steele in Investor Relations.

96.	Who can we contact if we need additional information?

Please contact your supervisor/manager if you have questions or need additional information.

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97.	How are we supposed to compete with the Staples salesforce when they can tell the market they will own us in a matter of months?

Until this transaction closes, we must operate and compete like independent companies. Our commitment and focus in the past year has yielded outstanding results. Our customers must continue to see the superior level of customer service that they have come to expect from our company. We must remain focused on our standalone business and continue to deliver the high-quality experience customers have come to expect from us.

Government Officials/Local Community Leaders

98.	Have you spoken with elected officials? What have been their reactions?

Yes. A number of us have spoken to elected officials and as you can imagine, they were disappointed but understand the reason for our decision. We are confident all stakeholders of our company will recognize the value created in this transaction that enables the larger entity to be a stronger partner, better positioned to compete in a global, diverse and changing marketplace.

99.	Do you anticipate any community opposition to the acquisition?

No. We are mindful that the community may be disappointed in our decision but will understand the reasoning behind our decision and the value achieved. We are confident all stakeholders of our company will recognize the value created in this transaction that enables the larger entity to be a stronger partner, better positioned to compete in a globally, diverse and changing marketplace.

100.	Will the combined company continue to support Office Depot’s local communities?

We are proud of our outstanding achievements, including our involvement with our local communities, and will continue this as we operate our business independently until the merger closes.

101.	Office Depot has been given substantial tax incentives recently to stay in its headquarters. Will Office Depot be obligated to repay any of that money?

As is customary, any tax incentives granted to the organization require fulfillment of certain requirements before they are realized. Should any parts of the agreement not be met, the related benefit will not be provided to Office Depot or if economic benefit has been received it will be returned to the community in accordance with the agreements.

Customers/Business Partners

102.	Why should we continue to give you our business and not Staples?

Our commitment and focus in the past year has created important benefits for you, including our customer service, which led you to choose us in the first place. Our customers will continue to see the superior level of service that they have come to expect from our company as we remain focused on our standalone business until this transaction closes.

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103.	What does this mean for ongoing production and sales of Office Depot and OfficeMax branded products now and in the longer-term?

For now, it is business as usual. It is too early to discuss future details as we do not plan to begin integration planning with Staples until the close of the transaction, which we expect to be at the end of the calendar year.

104.	How will the combined company better serve our customers?

First and foremost, what this transaction means for our customers is a combined company better positioned to provide them with enhanced distribution capabilities and operational expertise to address your changing needs. With our combined global scale and broader geographic reach, we will have greater resources to invest in innovative new solutions and the ability to leverage our shared multichannel sales platform to deliver even more value to our customers on a daily basis. You will continue to see the superior level of customer service that you have come to expect from our company.

105.	From an omni-channel viewpoint, what opportunities does this merger bring?

The combined company will be better positioned to leverage a shared multichannel sales platform and distribution network to deliver a seamless, omni-channel experience.

106.	Will I still be able to purchase all of the products Office Depot sells?

Yes, it is business as usual right now.

107.	Will the prices of Office Depot’s products be affected by the transaction?

No. It is business as usual right now. Until the transaction closes, Office Depot will continue to compete with Staples as well as new traditional retailers, warehouse clubs and a large number of online competitors who have taken market-share from the entire industry.

108.	Given the combined pricing power of this new entity, how can you assure me pricing will remain competitive?

It is too early to determine those details as we do not plan to begin integration planning with Staples until the close of the transaction. This transaction will create a more competitive company with the global scale, enhanced distribution capabilities and geographic reach, and operational expertise to address evolving customer needs, invest in innovative new solutions and generate growth in this dynamic market.

109.	Will Office Depot customers see any disruption in service because of the transaction?

No. For now, it is business as usual. Customer service will continue to be central to our ongoing business and the success of this transaction. Until the transaction closes, we will remain competitors and focused on our customers as we continue to operate our business independently.

110.	As a customer/business partner, whom do I contact if I have questions about the transaction?

Please contact your designated Office Depot account contact for additional information.

111.	Will my normal Office Depot contact still be employed? If not, who should I contact?

It is business as usual right now. Please continue to work with your usual Office Depot contact.

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112.	How will Office Depot’s associates/locations be integrated with Staples? Will it be seamless or should I expect some delays?

It is too early to determine those details as we do not plan to begin integration planning with Staples until the close of the transaction. You will be provided that information at the appropriate time.

113.	Who can we contact if we need additional information?

Please contact your designated Office Depot account contact for additional information.

114.	Will OfficeMax customers still be integrated into the Office Depot system? How and when?

We did not contemplate a completed customer transition until 2016 we will let our customers decide the pace at which they would like to convert.

115.	Who will be leading merchandising decisions at the combined entity?

It is business as usual right now. It is too early to determine those details as we do not plan to begin integration planning with Staples until the close of the transaction.

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FORWARD LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to, among other things, Office Depot, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of Office Depot’s control. There can be no assurances that Office Depot will realize these expectations or that these beliefs will prove correct, and therefore investors and stockholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, risks related to Office Depot’s proposed merger with Staples, including satisfaction of the conditions of the proposed merger on the proposed timeframe or at all, contractual restrictions on the conduct of Office Depot’s business included in the merger agreement and the potential for loss of key personnel, disruption in key business activities or any impact on Office Depot’s relationships with third parties as a result of the announcement of the proposed merger; adverse regulatory decisions; unanticipated changes in the markets for Office Depot’s business segments; the inability to realize expected benefits from Office Depot’s European restructuring plan; unanticipated downturns in business relationships with customers; competitive pressures on Office Depot’s sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation, dispute resolutions or settlement expenses;

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new laws and governmental regulations. The foregoing list of factors is not exhaustive. Investors and stockholders should carefully consider the foregoing factors and the other risks and uncertainties described in Office Depot’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Office Depot does not assume any obligation to update or revise any forward-looking statements

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication may be deemed to be solicitation material in respect of the proposed transaction involving Office Depot and Staples. In connection with the proposed transaction, Staples will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will include the proxy statement of Office Depot that also constitutes a prospectus of Staples. The definitive proxy statement/prospectus will be mailed to stockholders of Office Depot. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT OFFICE DEPOT, STAPLES, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and stockholders will be able to obtain free copies of the proxy statement/prospectus and other documents filed with the SEC by Office Depot and Staples through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the definitive proxy statement/prospectus and other documents filed by Office Depot with the SEC by contacting Office Depot Investor Relations at 6600 North Military Trail, Boca Raton, FL 33496 or by calling 561-438-7878.

Office Depot and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from Office Depot’s stockholders in respect of the proposed transaction that will be described in the proxy statement/prospectus. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies from Office Depot’s stockholders in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, in Office Depot is set forth in Office Depot’s Annual Report on Form 10-K for the year ended December 28, 2013 and its Proxy Statement on Schedule 14A, dated March 24, 2014, which are filed with the SEC. Additional information regarding the interests of Office Depot’s directors and executive officers in the proposed transaction, which may be different than those of Office Depot’s stockholders generally, will be contained in the proxy statement/prospectus that will be filed with the SEC.

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